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                                                                  Exhibit 99.1

ASCENT PEDIATRICS, INC. RECEIVES FDA COMMENTS ON FEVERALL ER NDA APPLICATION

WILMINGTON, Mass., December 30, 1998 -- Ascent Pediatrics, Inc. (Nasdaq: ASCT) today announced that it received a Not-approvable Letter from the FDA on its NDA for its acetaminophen extended release product Feverall Extended Release Sprinkles. In the letter, the FDA primarily referenced deficiencies relating to the manufacture and packaging of the product.

Dr. Emmett Clemente, Chairman and Founder of Ascent commented, "The FDA letter was not unexpected based on a number of conversations with the FDA that have transpired over the past weeks. Most of the deficiencies listed in the Letter were previously communicated to Ascent and Ascent had been working with the FDA to address the FDA's concerns prior to the receipt of the Letter. We intend to amend the NDA to address the listed deficiencies and, subject to ultimate FDA approval, we do not anticipate, at this time, that the Not-approvable Letter will have a material effect on the product introduction."

Ascent Pediatrics, Inc. is a drug development and marketing company focused exclusively on the pediatric market. The Company's strategy is to address the unmet needs of children through the development of differentiated, proprietary products based on approved compounds with well-known clinical profiles. Ascent is developing a range of pharmaceuticals designed to improve upon currently available products for common pediatric illnesses through the application of its drug delivery and reformulation techniques.

Investors are cautioned that this press release contains forward-looking statements that involve a number of risks and uncertainties. For this purpose, any statements that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words "believes", "anticipates", "expects", "intends", "will" and similar expressions are intended to identify forward-looking statements. Information contained in these forward looking-statements is inherently uncertain, and actual performance and results may differ materially due to numerous factors, including but not limited to the following: capital needs and uncertainty of additional funding, the Company's early stage of development, history of operating losses and cumulative deficit, uncertainly relating to regulatory approval of the Company's products, including the Feverall Extended Release product referenced above, seasonality and variable operating results, dependence on new product development and acceptance, management of growth, dependence on third parties, inability to retain or attract customers due to competition and uncertainty in the healthcare industry.


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These factors are more fully described in the Company's Annual Report on Form
10-K for the fiscal year ended December 31, 1997, under the caption "Management's Discussion and Analysis of Financial condition and Results of Operations -- Certain Factors That May Affect Future Results", which is incorporated herein by this reference.


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